Exhibit 3.24.1.1

Filed in the Office of the Secretary of State of Texas, Corporation Section on January 13, 2000

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

Pursuant to the provisions of Section 2.02 of the Texas Revised Limited Partnership Act, the undersigned limited partnership desires to amend its certificate of limited partnership and for that purpose submits the following certificate of amendment.

1.     The name of the limited partnership is DAH-IP ACQUISITION CO., L.P.

2.     The certificate of limited partnership is amended as follows:

The name of the limited partnership is THE INFINITY PARTNERS, LTD.

Dated: December 17, 1999

DAH-IP ACQUISITION CO., L.P.
By:	DAH-IP Holdings, Inc.
As Its General Partner

By:	/s/	Jeffrey A. Nerland
Name:	Jeffery A. Nerland
Title:	Vice President